Exhibit 16.1

August 23, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Allarity Therapeutics, Inc. under Item 4.01 of its Form 8-K (“Item 4.01”) dated August 8, 2022, and have the following comments:

We agree with the statements concerning our Firm in the first paragraph of Item 4.01.

We agree with the statements concerning our Firm in the first and second sentences of the second paragraph of Item 4.01.

We agree with the statements made in the third sentence of the second paragraph regarding the existence of material weaknesses in Allarity Therapeutics, Inc.’s internal control over financial reporting; however, we disagree regarding the description of such material weaknesses. The material weaknesses as disclosed in Allarity Therapeutics, Inc.’s Form 10-K for the year ended December 31, 2021, and Form 10-Q for the quarterly period ended March 31, 2022 are as follows:

i.	A lack of accounting resources required to fulfill US GAAP and SEC reporting requirements;
ii.	A lack of comprehensive US GAAP accounting policies and financial reporting procedures;
iii.	lack of adequate procedures and controls to appropriately account for accounting transactions including liability and the valuation allowance on the deferred tax asset relating to the net operating losses; and
iv.	A lack of segregation of duties given the size of the finance and accounting team.

We note the disclosure in Item 4.01 does not include any reference to our resignation because of the impairment of our independence.

We also note the disclosures made in Item 4.01 omit a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) under Item 304(a)(1)(v)(C) of Regulation S-K, as information has come to our attention during the time period covered by Item 304(a)(1)(iv) of Regulation S-K, that if further investigated may have caused our Firm to be unwilling to rely on management’s representations or be associated with the registrant’s financial statements; however, due to the Firm’s resignation as a result of the impairment of our independence, we did not conduct such further investigation.

Marcum llp ■ 1601 Market Street ■ 4th Floor ■ Philadelphia, Pennsylvania 19103 ■ Phone 215.297.2100 ■ Fax 215.297.2101 ■
www.marcumllp.com

Securities and Exchange Commission

August 23, 2022

We agree with the statements concerning our Firm in the third paragraph of Item 4.01.

We are not in a position to agree or disagree with other statements of Allarity Therapeutics, Inc. contained therein.

Very truly yours,

Marcum llp